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FORETHOUGHT(R)

                       FORETHOUGHT LIFE INSURANCE COMPANY
                              [300 N. Meridian St.
                                   Suite 1800
                            Indianapolis, IN 46204]

                 ENHANCED RETURN OF PREMIUM DEATH BENEFIT RIDER

This rider is issued as part of the Contract to which it is attached, and is effective on the Rider Effective Date. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the Contract and the Guaranteed Lifetime Withdrawal Benefit rider that is issued with this rider and attached to the Contract.

This rider provides a Guaranteed Minimum Death Benefit (DB) that replaces the standard death benefit provided in the Contract. The determination of the DB and how it can change are described in this rider. The Death Benefit cannot be withdrawn in a lump sum prior to the Owner's death.

THIS RIDER IS SUBJECT TO INVESTMENT RESTRICTIONS, WHICH ARE DESCRIBED IN THE
INVESTMENT RESTRICTIONS SECTION OF THIS RIDER.

THE GUARANTEED MINIMUM DEATH BENEFIT WILL TERMINATE UPON ASSIGNMENT OR CHANGE IN
OWNERSHIP OF THE CONTRACT UNLESS THE NEW ASSIGNEE OR NEW OWNER MEETS
QUALIFICATIONS SPECIFIED IN THE OWNERSHIP CHANGE AND REVOCATION/TERMINATION OF
THE DEATH BENEFITS SECTIONS OF THIS RIDER.

THIS RIDER WILL TERMINATE WHEN THE CONTRACT TERMINATES, INCLUDING TERMINATION
FOR VIOLATION OF THE MINIMUM CONTRACT VALUE, AND IN OTHER SITUATIONS DESCRIBED
IN THE REVOCATION/TERMINATION OF THE DEATH BENEFIT SECTION OF THIS RIDER.

RIDER SPECIFICATIONS

RIDER EFFECTIVE DATE: [MM/DD/YYYY]

DB LIMIT ABOVE CONTRACT VALUE: [$1 million]

PREMIUM LIMIT: Our approval is required for Premium Payments made after [1st]
Contract Anniversary following the Rider Effective Date.

RIDER CHARGE: The annual Rider Charge of [0.95%] is charged on a quarterly basis.

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                               TABLE OF CONTENTS

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
                                                                            PAGE
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DEFINITIONS                                                                    3
ENHANCED RETURN OF PREMIUM DEATH BENEFIT                                       3
INVESTMENT RESTRICTIONS                                                        4
MINIMUM AMOUNT RULE                                                            5
OWNERSHIP CHANGE                                                               4
PARTIAL WITHDRAWAL IMPACT                                                      3
POST ISSUE ELECTION                                                            5
REVOCATION/TERMINATION OF THE DEATH BENEFIT                                    5
RIDER CHARGE                                                                   6
SPOUSAL CONTINUATION                                                           4
SUBSEQUENT PREMIUM PAYMENT IMPACT                                              3

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DEFINITIONS

Initial capitalized terms used that are not defined in this rider shall have the same meaning as those in Your Contract.

BASE RETURN OF PREMIUM -- If this rider is effective on the Issue Date, this amount equals the Premium Payments adjusted for Partial Withdrawals, as described in this rider. If this rider is effective after the Issue Date, this amount equals Your Contract Value on the effective date, plus subsequent Premium Payments, adjusted for Partial Withdrawals, as described in this rider.

ENHANCED RETURN OF PREMIUM -- If this rider is effective on the Issue Date, this amount equals the Premium Payments adjusted for Excess Withdrawals. If this rider is effective after the Issue Date, this amount equals Your Contract Value on the effective date, plus subsequent Premium Payments, adjusted for Excess Withdrawals.

EXCESS WITHDRAWAL -- An amount determined on a Contract Year basis as described in the Guaranteed Lifetime Withdrawal Benefit rider elected as part of the Contract. If no such rider is elected, any withdrawal is an Excess Withdrawal.

LIFETIME ANNUAL PAYMENT (LAP) -- An amount available on a Contract Year basis as described in the Guaranteed Lifetime Withdrawal Benefit rider that is issued with this rider and attached to the Contract.

PREMIUM PAYMENT -- The total amount of the initial and subsequent Premium Payments deposited into the Sub-Account(s) and Fixed Accounts, if applicable. Our approval is required for any subsequent Premium Payment received after the date shown in Premium Limit in the Rider Specifications.

RIDER EFFECTIVE DATE -- The later of the Contract Issue Date or the date that this rider becomes part of Your Contract, as shown in the Rider Specifications.

ENHANCED RETURN OF PREMIUM DEATH BENEFIT

The following replaces the "DEATH BENEFIT BEFORE THE ANNUITY COMMENCEMENT DATE" section of Your Contract:

The DB before the Annuity Commencement Date and upon Our receipt of Due Proof of Death of the Owner is equal to the greatest of the amounts determined in a), b), or c) below:

       a)  Enhanced Return of Premium , or

       b)  Base Return of Premium, or

       c)  The Contract Value.

SUBSEQUENT PREMIUM PAYMENT IMPACT

Your Enhanced Return of Premium Death Benefit and Base Return of Premium Death Benefit may be increased by the dollar amount of a Subsequent Premium Payment.

PARTIAL WITHDRAWAL IMPACT:

BASE RETURN OF PREMIUM: All Partial Withdrawals will reduce Your Base Return of Premium by multiplying Your Base Return of Premium by the following Factor:

     Factor = 1 -- (A/B) where:

          A = Partial Withdrawal; and

          B = Contract Value immediately prior to the Partial Withdrawal.

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ENHANCED RETURN OF PREMIUM: Partial Withdrawals which are not Excess Withdrawals do not reduce Your Enhanced Return of Premium. Excess Withdrawals reduce Your Enhanced Return of Premium by multiplying Your Enhanced Return of Premium by the following factor:

     Factor = (A/B) where:

       A   =   The Contract Value immediately after the Excess Withdrawal;
               and

       B   =   Contract Value (less any Withdrawal that is not an Excess
               Withdrawal) immediately prior to the Excess Withdrawal.

ENHANCED RETURN OF PREMIUM STEP-UP: Upon the first Partial Withdrawal, the Enhanced Return of Premium will equal the greater of the Enhanced Return of Premium or Contract Value immediately prior to the Partial Withdrawal. A Step-up will apply only once during the term of the Contract.

We will provide you with a statement, no less frequently than annually, that states Your then current DB.

SPOUSAL CONTINUATION

This rider terminates upon the death of the Owner. If the spouse continues the Contract under the "Spouse Beneficiary" provision of the Contract, if eligible, We will increase the Contract Value to the DB value as of the Valuation Day We receive Due Proof of Death according to the future contribution allocation then in effect. The surviving spouse becomes the new Owner on the effective Valuation Day of the Spousal Continuation. This right may be exercised only once during the term of the Contract. The surviving spouse may re-elect this rider, subject to the election rules that are then in place.

OWNERSHIP CHANGE

Any ownership change will result in the termination of this rider, except if after such ownership change the original Owner continues to be the beneficial owner. The Rider Charge will be assessed on the termination date, and will no longer be assessed thereafter.

INVESTMENT RESTRICTIONS

You must continuously comply with the following investment restrictions (Investment Restrictions) in order to receive rider benefits.

1. Unless We agree otherwise, You must invest, reinvest and rebalance Your Contract Value (including future investments) within an approved asset allocation model(s), investment program(s), Sub-Account(s), and other investment program(s) approved and designated by Us that correspond with the rider version chosen on the Rider Effective Date, as the same may be amended, replaced or substituted from time to time by Us in our sole discretion.

2. We reserve the right to add, replace or substitute approved asset allocation model(s), investment program(s), Sub-Account(s), and other investment program(s). We reserve the right to remove, close or restrict any approved asset allocation model(s), investment program(s), Sub-Account(s), or investment program(s) to new or subsequent investments. We will notify You in writing of any such changes.

3. Any failure or refusal to promptly invest, maintain, reallocate and/or reinvest Your Contract Value within an approved asset allocation model(s), investment program(s), Sub-Account(s), and other investment program(s), as the same may be amended, replaced or substituted from time to time, shall be deemed to be a violation of these Investment Restrictions unless waived by Us in our sole discretion. For the purposes of the foregoing, "promptly" shall mean 5 business days after posting notice of a directive to invest, maintain, reallocate and/or Contract Value as aforesaid.

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4.   Any and all Sub-Account transfers required to ensure Your compliance with these Investment Restrictions shall not be used in determining the number of permissible transfers allowed during that Contract Year.

5. If You violate any of the terms of these Investment Restrictions, including a refusal to reallocate Your investments as set forth above, will result in a termination of this Rider. We will assess a pro-rated share of the Rider Charge and will no longer assess a Rider Charge thereafter.

6. By electing the rider, You hereby irrevocably agree and consent to Our sharing with Our affiliates and designees personal data regarding Your elections hereunder, including, but not limited to, Your Contract Value, asset allocation model, investment program, Partial Withdrawals, and lapsation data. You direct Us to share any such data to the extent that We believe necessary or desirable for Us to do so in order for Us or an affiliate or designee of Ours to properly to manage any of our guarantee obligations or any Sub-Account available hereunder.

REVOCATION/TERMINATION OF THE DEATH BENEFIT

You may only revoke this rider if the Company sponsors a conversion program on a non-discriminatory basis and you elect to participate in that program. If you revoke this rider, it cannot be re-elected by you and you cannot elect any other optional Death Benefit.

We may terminate this rider as provided under the following provisions of this rider: Spousal Continuation; Ownership Change; and Investment Restrictions. If We terminate this rider, it cannot be re-elected by You and You cannot elect any other optional Death Benefit, unless we sponsor a conversion program. This rider will also terminate on the Annuity Commencement Date.

The benefits under this rider cannot be directly or indirectly assigned, collateralized, pledged or securitized in any way. Any such actions will terminate this rider.

On the date this rider is terminated, a prorated share of the Rider Charge will be assessed, and will no longer be assessed thereafter.

MINIMUM AMOUNT RULE

Prior to the Annuity Commencement Date, if

(A) on any Contract Anniversary Your Contract Value, for any reason, is reduced below an amount equal to the greater of either (i) the Minimum Contract Value stated under Your Contract or (ii) one of Your Lifetime Annual Payments; or

(B) on any Valuation Day, as a result of a Partial Withdrawal, Your Contract Value is reduced below an amount equal to the greater of (x) the Minimum Contract Value stated under Your Contract or (y) one of Your Lifetime Annual Payments, the Enhanced Return of Premium value will equal zero. The Base Return of Premium value will not change.

POST ISSUE ELECTION

If the Rider Effective Date is after the Issue Date, the period between the Rider Effective Date and Your next Contract Anniversary will constitute a Contract Year. If the Rider Effective Date is after the Issue Date, all benefits under this rider will be calculated as of the rider issue date and any prior values will be disregarded.

We reserve the right to make this benefit available through a company sponsored conversion program.

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RIDER CHARGE

There is an additional charge for this rider. The charge shown in the Rider Specifications will be assessed on each Quarterly Contract Anniversary based on the greater of (a) Base Return of Premium or (b) Enhanced Return of Premium. The Rider Charge will be deducted on each Quarterly Contract Anniversary on a prorated basis from the Sub-Account(s).

If the rider effective date is after the Issue Date, the period between the rider effective date and the next Contract Anniversary will constitute the first Contract Year. The first Rider Charge will be prorated based on the number of days between the rider effective date and the next Quarterly Contract Anniversary.

If this rider is revoked or terminated on any date other than a Quarterly Contract Anniversary, We will deduct a prorated portion of the Rider Charge from Your Contract Value from the amount otherwise payable as stated in the Revocation/Termination section of this rider. The prorated portion of the Rider Charge is equal to the annual Rider Charge percentage multiplied by the greater of (a) Base Return of Premium or (b) Enhanced Return of Premium prior to the revocation or termination, multiplied by the number of days since the last Quarterly Contract Anniversary, divided by 365, divided by 4.

The Rider Charge will no longer be assessed upon attainment of the Annuity Commencement Date or after the Valuation Day the rider is no longer effective. No Rider Charge will be assessed upon the death of an Owner or Annuitant.

SIGNED FOR FORETHOUGHT LIFE INSURANCE COMPANY

[
    Amy E Blakeway                       [ILLEGIBLE]
    SECRETARY                            PRESIDENT ]

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